Exhibit R

Consolidated Code of Ethics of

PNMAC Mortgage Opportunity Fund, LLC (the “Fund”)

PNMAC Mortgage Opportunity Fund, LP
(the “Partnership”)

and

PNMAC Capital Management, LLC
(the “Advisor”)

This Code of Ethics (the “Code”) has been adopted by PNMAC Mortgage Opportunity Fund, LLC (the “Fund”), PNMAC Mortgage Opportunity Fund, LP (the “Partnership”) and PNMAC Capital Management, LLC (the “Advisor”) in accordance with SEC Rule 17j-1(c) under the Investment Company Act of 1940.  This Code is intended to provide guidance to the Fund, the Partnership and the Advisor to help them recognize and deal with ethical issues, to help foster a culture of honesty and accountability, and to provide mechanisms to report unethical conduct.  The Fund, Partnership and Advisor must comply with this Code.

No code or policy can anticipate every situation that may arise.  This Code does not attempt to describe all possible conflicts of interest which could develop.  It is impractical to try to list every situation or circumstance that might lead to a conflict of interest.  Accordingly, this Code is intended to serve as a guideline for the Fund, the Partnership and the Advisor.  Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of the Code to the attention of the Chief Compliance Officer of the Advisor or outside counsel.

Beyond simply complying with the letter of the law, employees are expected to understand and observe the highest professional and ethical standards in conducting the Advisor’s business.  All employees of the Advisor have a duty to respect the confidential nature of the information received from internal and external sources.  Regardless of the type of information obtained, the Advisor’s officers and employees must treat such information with diligence and care.

Maintaining strict standards with respect to the confidentiality of the information helps the Advisor to preserve its reputation for corporate integrity, maintain compliance with federal securities laws and reduce the occurrence of or the potential of conflicts of interest between separate operating entities within PNMAC.

To maintain confidentiality, the following procedures should be observed by all officers and employees at all times:

1.
Never communicate confidential information to anyone outside of the Fund, the Partnership or the Advisor except for communications to auditors, approved counsel or other experts who have been engaged for specific matters.  Communicate confidential information inside the Fund, the Partnership and the Advisor to co- workers on a need-to-know basis;

2.	Do not communicate confidential information unless permission is obtained from the appropriate manager and/or the Chief Compliance Officer;

3.	Never discuss confidential information in a public place such as an elevator, bathroom, restaurant, hallway or public building;

4.	Use systems and information solely for authorized activities;

5.	Notify a supervisor of any unauthorized use or misuse of a system or information or any activity that appears questionable;

6.	Maintain the secrecy of passwords and other system access identification;

7.
Keep documents and papers containing confidential information in locked or secured area.  Do not leave papers and documents containing confidential information exposed on desks or cabinets.  It is imperative that you take a few extra minutes at the end of the day to organize your desk top, removing any confidential documents prior to leaving for the evening.

Definitions

The following definitions apply to the Insider Trading and Trading Activities of the Fund, the Partnership and the Advisor Code of Ethics.

•
Access Person – Any supervised person who has access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund.  This includes individuals making investment recommendations to clients, or who have access to such recommendations that are non-public.  All directors, officers and employees of the Fund, the Partnership and the Advisor are considered Access Persons.

•
Automatic investment plan – A program in which regular period purchases and withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

•
Employee - Officers and employees of the Fund, the Partnership and the Advisor, his/her spouse, domestic partner, minor children, a relative who shares the employee’s home and other persons by reason of any contract, arrangement, understanding or relationship that provides the employee with the sole or shared investment powers.

•	Fund – an investment company registered under the Investment Company Act and also unregistered investment pools.

•
Initial public offering (IPO) – An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act.

•	Limited Offering or Private Placement – An offering that is exempt from registration under the Securities Act of 1933.

•
Personal Account – Securities or a portfolio in which the securities are held for the employee in which the employee has a direct or indirect interest.  This includes IRA’s and 401(k) accounts, in which individual securities or reportable funds can be purchased or sold.

•
Security – Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a security or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty, or warrant or right to subscribe to or purchase any of the foregoing.

•
Supervised person – An officer, director or employee of an investment advisor or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment advisor.

Insider Trading

As a fiduciary, we have the responsibility to ensure that our investor’s goals are met to the fullest extent possible.  It is incumbent upon each of us at the Fund, the Partnership and the Advisor to act professionally and ethically in both our professional and personal lives.  It is required that all employees comply with federal and state securities laws, both in transactions on behalf of the Fund, the Partnership and the Advisor and in their own personal transactions.  Such securities laws prohibit trading on material, non-public information or communicating such information to others who may trade on it.

Material, non-public information is determined on the basis of all pertinent circumstances.  The information must be deemed material.  Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Additionally, if the information obtained would have effect on the price of a company’s securities, it could be determined to be classified as material.  Information that has been communicated to the marketplace via newspapers, newsletters, or the internet, would be considered public information.  However, information communicated through rumors, or information that is only known only inside the company or by a limited number of outsiders such as accountants, attorneys and advisors is not considered public information.

To help guide you in determining if you are in possession of inside information, please note the following would be considered inside information if not publicly known: (a) information concerning a company’s business, financial matters, and management, such as earnings, internal models used, obtaining or losing fund participants or changes in management; (b) information concerning a company’s financial position, including the market for the loans, are securities contemplated for purchase or sale, merger or acquisition information, private offerings or proposed financial restructurings, and key personnel changes.

A Fund, Partnership or Advisor officer or employee possessing any of the types of inside information described above would be held accountable if any information was communicated or acted upon by the employee or another person.  This would include the purchase or sale of any securities or investments involving any subject company.  Acting upon such information may subject the Fund, the Partnership, the Advisor, the employee, and any individual for which the information was shared to the enforcement and punishment provisions of the Federal and State Securities Laws.  Such violations can result in financial fines and criminal sanctions.

Trading Activities

Prohibited Trading Activities for All Officer and Employees

1.	Insider Trading

All officers and employees are prohibited from engaging in insider trading or tipping as described above.

2.	Front Running and Shadowing Trade Restrictions

All employees are prohibited from front running and shadowing transactions in their personal securities accounts.  Front running occurs when an employee uses, or passes to others to use advance knowledge of a Fund, Partnership or Advisor transaction, strategy or contemplated transaction to enter into a similar type of transaction for their personal account or for the account in which they maintain a beneficial interest prior to the Fund, the Partnership or the Advisor executing a trade or strategy.  Shadowing a transaction takes place when an employee passes information either prior to or at the time of a contemplated action by the Fund, the Partnership or the Advisor for an account in which they maintain a beneficial interest.  The purchase or sale is conducted with the intention that the employee will benefit from the actions of the Fund, the Partnership or the Advisor.

Personal Trading Requirements For All Officers and Employees

1.	New Employees

Upon joining the Fund, the Partnership or the Advisor, new officers and employees must review and acknowledge receipt of the Fund, the Partnership and the Advisor’s Code of Ethics.  Their signature evidences that they agree to follow the Fund, the Partnership or the Advisor’s Code of Ethics as it relates to their personal brokerage accounts or any account in which they have a beneficial interest.

2.	Annual Certification

Annually, or in the event of any amendment to the Fund, the Partnership and the Advisor’s Code of Ethics, all officers and employees must evidence in writing that they have reviewed and agree to follow the Fund, the Partnership and the Advisor’s Code of Ethics and personal trading requirements, restrictions, and prohibitions.

3.	Holding Period for Personal Securities Transactions

All officers and employees must obtain pre-clearance for transactions in IPO’s, private placements, options, futures and short sales.  Pre-clearance requires approval of the Chief Compliance Officer.  The Chief Compliance Officer will verify that the Fund, the Partnership or the Advisor is not contemplating a purchase or sale of a particular security.

Any pre-clearance of trades is good only for the day in which the pre-clearance was granted.  PCM encourages employees to manage their personal investments and holdings in a responsible manner.  This includes but is not limited to the avoidance of any conflicts of interest, the misuse of material non public information and trading their personal securities account or any account in which they have a beneficial interest in an excessive manner.  Market conditions might prompt a liquidation of a position prematurely, however, purchasing and selling the same security within a 10 day period could be construed as excessive trading.  Therefore, subject employees are strongly discouraged to engage in such activity.  Should this occur, said activity will be researched and documented accordingly.  Should PCM determine that such activity is excessive and interferes with the employee’s day to day responsibilities; the employee will be directed to cease such activity.

4.	Blackout Periods

The Chief Compliance Officer will notify all officers and employees via e-mail of any blackout periods or restrictions in certain securities.

Monitoring of Personal Securities Transactions

Upon arrival at the Fund, Partnership or the Advisor, it is the requirement of the officer or employee to inform the Chief Compliance Officer of all securities accounts held in which the officer or employee maintains a beneficial interest.  Upon notification, the Fund, Partnership or Advisor will contact the broker dealer holding the employee’s account.  Duplicate confirmations and statements will be sent to the Chief Compliance Officer’s attention for review.  Those statements will be reviewed to ensure that all pre-clearance of transactions were captured prior to effecting any transactions.   Should a violation take place, the Chief Compliance Officer will review and document the violation.  A recommendation regarding the violation will be made to the Chief Executive Officer and any violation to the Code of Conduct will be reported to the Board of Directors of the Fund.

Notification of Personal Securities Accounts

It is the responsibility of each officer and employee of the Fund, Partnership or Advisor to notify the Chief Compliance Officer of any existing brokerage accounts held at broker dealers and to notify the Chief Compliance Officer prior to opening a brokerage account.  The Chief Compliance Officer will contact the carrying broker/dealer, to request duplicate confirmations and statements.  This requirement applies to securities accounts held at a broker/dealer, either in the officer or employee’s name or any accounts in which they have a beneficial interest or make in investment decisions.

Outside Business Activities

The Fund, Partnership and Advisor prohibits its officers and employees from engaging in any outside business activities or employment that conflicts with their job at the Fund,

Partnership or Advisor.  It is the duty of the each officer and employee to report all outside business in which he or she is engaged.  Additionally, all officers and employees are required to report and obtain prior approval from the Chief Compliance Officer before engaging in any new outside business activities.

Gifts and Entertainment

In order to address conflicts of interest that may arise, the Fund, Partnership or Advisor places restrictions on officers and employees accepting or giving gifts, favor, entertainment, special accommodation, or other items of value.  As a general matter, no officer or employee may accept or give a gift or provide or receive entertainment exceeding a de minimis value, which for purposes of this Code of Ethics is set at $100.  The following specific restrictions are placed on gifts and entertainment:

•
Gifts – No officer or employee may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund, the Partnership or Advisor.  No officer or employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Fund, Partnership or Advisor without the prior written approval of the Chief Compliance Officer;

•
Cash – No officer or employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Fund, Partnership or Advisor;

•
Entertainment – No officer or employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Fund, Partnership or Advisor.  Officers and employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  Any event likely to exceed a de minimis value must be approved in advance by the Chief Compliance Officer;

•
Government Officials – No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Fund, Partnership, Advisor  or any officer or employee without the prior written approval of the Chief Compliance Officer;

•
Reporting – Each officer and employee must report any gifts or entertainment in excess of de minimis value received in connection with the officer or employee’s employment to the Chief Compliance Officer.  The Chief Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the officer or employee;

•
Solicited Gifts – No officer or employee may use his or her position with the Fund, Partnership or Advisor to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Fund, Partnership or Advisor does business;

•	Referrals – Officers and employees may not make referrals to clients if they expect to personally benefit in any way from the referral.

The Chief Compliance Officer will ensure that all reports submitted relating to this Code of Ethics are reviewed and all relevant documents are maintained.

Approval of the Code of Ethics

The fund, Partnership or Advisor’s officers and employees will apply the highest degree of ethical conduct as it relates the funds it manages and the investors it serves.  Decisions are based upon what is best for the fund and the investors of the fund, while ensuring compliance with internal policy, the Securities and Exchange Commission, and any additional regulatory agencies.

The Fund, the Partnership and the Advisor provides the Board of Directors for each fund the Advisor manages a certification that it has adopted procedures that are adequate and reasonable to prevent and detect any employee from violating the PCM Code of Ethics.

All Fund, Partnership and Advisor officers and employees are required to review and evidence in writing that they agree to comply with the Fund, Partnership and Advisor Code of Ethics.